Exhibit 10.79

English Translation of Chinese Language Agreement

Equity Interest Pledge Agreement

This Equity Interest Pledge Agreement (this “Agreement”) has been executed by and among the following parties on March 3, 2009 in Beijing, the People’s Republic of China (“China” or the “PRC”):

1. Pledgee: Beijing Pypo Technology Group Company Limited (hereinafter the “Pledgee” or “Party A”)

2. Pledgor: Beijing Feijie Investment Co., Ltd. (hereinafter the “Pledgor” or “Party B”)

3. Company of Which the Equity Interest Is Pledged: Beijing Dongdian Infinity Technology Co., Ltd. (hereinafter “Party C”)

The Pledgee, Pledgor and Party C are each hereinafter referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS:

1.	Party C is a limited liability company registered in Beijing, China.

2.	The Pledgee is a wholly foreign-owned enterprise registered in China. The Pledgee and Party C wholly owned by the Pledgor have executed an Exclusive Business Cooperation Agreement on July 28, 2008 (the “Exclusive Business Cooperation Agreement”);

3.	To ensure that Party C fully performs its obligations under the Exclusive Business Cooperation Agreement and pay the consulting and service fees thereunder to the Pledgee when the same become due, the Pledgor hereby pledges to the Pledgee all of the equity interest he holds in Party C as security;

4.	The Pledgor contributes RMB50,000,000 to the registered capital of Party C and holds 100% of the equity interest in Party C.

5.	Party C hereby confirms the rights and obligations of the Pledgee and Pledgor hereunder and is willing to provide assistance to register the pledge hereunder as necessary.

In order to perform the terms of the Exclusive Business Cooperation Agreement, the Parties have mutually agreed to execute this Agreement upon the following terms:

1. The Pledge and Subject Matter of the Pledge

1.1 As collateral security for the prompt and complete payment when due (whether at stated maturity, by acceleration or otherwise) of any or all the payments due by Party C, including without limitation to the consulting and services fees payable to the Pledgee under the Exclusive Business Cooperation Agreement, the Pledgor hereby pledges to the Pledgee a first security interest in all of the Pledgor’s right, title and interest, whether now owned or hereafter acquired by the Pledgor, in the equity interest of Party C.

1.2 The subject matter of the pledge hereunder shall be all the right, title and interest held by the Pledgor in Party C, representing equity interest in Party C in an amount of RMB 50,000,000.

2. Term of Pledge

2.1 The pledge shall become effective as of the date when the pledge of the equity interest is registered with relevant administration for industry and commerce (the “AIC”). The term of this pledge shall be 10 years.

2.2 In the event that the Exclusive Business Cooperation Agreement is extended, upon the written confirmation of the Pledgee, the term of the pledge herein shall be automatically extended to the same term of the Exclusive Business Cooperation Agreement then applicable; in addition, if any obligation or payment under the Exclusive Business Cooperation Agreement has not been fulfilled before the expiration of the ten years’ term of this pledge, upon the written confirmation of the Pledgee, the pledge shall be continuously valid and shall be automatically expended until all the obligations and payments due under the Exclusive Business Cooperation Agreement have been fulfilled by Party C.

3. Registration of the Pledge and Custody of Records for Equity Interest subject to Pledge

3.1 All Parties hereby agree that the Pledgor and Party C shall register the pledge in the shareholders’ register of Party C, and submit application to the AIC for the registration of the pledge of the equity interest contemplated herein. The Pledgor and Party C shall deliver the originals of the registration documents (if any) to the Pledgee for its custody after the completion of the registration of the pledge.

3.2 During the Term of Pledge set forth in this Agreement, the Pledgor shall deliver to the Pledgee’s custody the capital contribution certificate for the equity interest and the shareholders’ register containing the pledge. The Pledgee shall have custody of such items during the entire Term of Pledge set forth in this Agreement.

3.3 Pledgee shall have the right to collect dividends generated by the equity interest during the Term of Pledge.

4. Exercise of Pledge

4.1 Pledgee may issue a notice of default to Pledgor when exercising the Pledge.

4.2 The Pledgee may exercise the right to enforce the pledge concurrently with the issuance of the notice of default or at any time after the issuance of the notice of default. Once the Pledgee elects to enforce the Pledge, the Pledgor shall cease to be entitled to any rights or interests associated with the equity interest.

4.3 In the event of default, Pledgee is entitled to dispose of the equity interest pledged in accordance with and to the extent permitted by applicable PRC laws. Pledgee has no obligation to account to Pledgor for proceeds of disposition of the equity interest, and Pledgor hereby waives any rights it may have to demand any such accounting from Pledgee; Likewise, in such circumstance Pledgor shall have no obligation to Pledgee for any deficiency remaining after such disposition of the equity interest pledged.

4.4 When the Pledgee disposes of the pledge in accordance with this Agreement, the Pledgor and Party C shall provide necessary assistance to enable the Pledgee to enforce the pledge in accordance with this Agreement.

5. Termination

Upon the full payment of the consulting and service fees under the Exclusive Business Cooperation Agreement and upon termination of Party C’s obligations under the Exclusive Business Cooperation Agreement, this Agreement shall be terminated, and Pledgee shall then cancel or terminate this Agreement as soon as reasonably practicable.

6. Governing Law and Resolution of Disputes

6.1 The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of China.

6.2 In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within 30 days after either Party’s request to the other Parties for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the Beijing Arbitration Commission for arbitration, in accordance with its Arbitration Rules. The arbitration shall be conducted in Beijing, and the language used in arbitration shall be Chinese. The arbitration award shall be final and binding on all Parties.

6.3 Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

7. Effectiveness

7.1 Any amendments, changes and supplements to this Agreement shall be in writing and shall become effective upon completion of the governmental filing procedures (if applicable) after the affixation of the signatures or seals of the Parties.

7.2 This Agreement is written in Chinese in five copies. The Pledgor, the Pledgee and Party C shall hold one copy respectively, and one copy shall be used for AIC registration. Each copy of this Agreement shall have equal validity.

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Equity Interest Pledge Agreement as of the date first above written.

Party A: Beijing PYPO Technology Group Company Limited /s/

Party B: Beijing Feijie Investment Co., Ltd. /s/

Party C: Beijing Dongdian Infinity Technology Co., Ltd. /s/

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